United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the

Securities Exchange Act of 1934

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

ADDITIONAL INFORMATION REGARDING PROPOSAL NO. 3 TO BE CONSIDERED

AT THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 1, 2014

The following information relates to the proxy statement (the “Proxy Statement”) of Public Storage (the “Company”), dated March 11, 2014, furnished to holders of the Company’s common shares of beneficial interest in connection with the solicitation of proxies by the Board of Trustees of the Company (the “Board”) for the 2014 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”). All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. This information is in addition to the information required to be provided to the Company’s shareholders under the applicable proxy disclosure rules as set forth in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal No. 3

As disclosed in the Proxy Statement, under the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan (the “2007 Plan”) approved by our shareholders at our 2007 Annual Meeting, the maximum number of common shares originally reserved for issuance was 5,000,000. As of February 1, 2014, the Company had issued 3,771,269 shares under the 2007 Plan and 1,228,731 shares remained available for issuance. The Board believes the 2007 Plan is an integral component of the company’s efforts to attract and retain key employees and provides employees the opportunity to invest in our common shares at an attractive price. As of March 9, 2014, approximately 309 employees of the Company, as well as our non-employee trustees, are eligible to receive awards under the 2007 Plan.

Over the past three years, the Company has granted awards under the 2007 Plan at an average rate of approximately 380,000 common shares per year, of which roughly 65% have been granted in the form of restricted share units, and the remainder granted in the form of share options. This average rate at which common shares were granted under the 2007 Plan equates to 0.22% of the Company’s common shares outstanding based on the Institutional Shareholder Services (“ISS”) calculation methodology. This is well below the “burn rate” cap of 2.86% that ISS applies for the Company’s industry.

The Board believes it is appropriate to preserve the Company’s ability to make awards at a similar rate in each year through the expiration of the 2007 Plan in February 2017, and prudent to preserve the Company’s ability to make additional grants should it become, in the business judgment of the Compensation Committee, necessary to do so. Accordingly, the Board has approved, and is asking the Company’s shareholders to approve, an amendment to Section 4 of the 2007 Plan to make an additional 771,269 shares available for issuance, bringing the total number of shares available for future grant under the 2007 Plan to 2,000,000. Adoption of the proposed amendment would give the Compensation Committee the flexibility to grant awards for approximately two additional years at a rate consistent with the Company’s average usage rate of approximately 380,000 common shares per year over the past three years. It is anticipated that any future equity-based compensation will be granted consistent with the criteria set forth on pages 18 through 21 of the Proxy Statement. The Board did not utilize the services of a compensation consultant in connection with its consideration of this proposed amendment.

As it is proposed to be amended, Section 4 of the Plan would read in its entirety as follows (marked to show the change resulting from the proposed amendment):

“4. STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be five million seven hundred seventy-one thousand two hundred sixty-nine (5,771,269). Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. The number of shares available for issuance under the Plan shall be reduced by the number of shares subject to SARs.

“The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution.”

If the proposed amendment were approved, the potential dilution (as a percentage of common shares outstanding) resulting from the additional 771,269 shares would be approximately 0.4%, and the total potential dilution (as a percentage of common shares outstanding) associated with the 2,000,000 common shares that would be available for future grant under the 2007 Plan, plus the roughly 2,811,000 shares subject to outstanding option and RSU awards as of December 31, 2013, would be approximately 2.8%.

The historical burn rate and the potential dilution described above may not be indicative of what the actual amounts are in the future. The 2007 Plan does not contemplate the amount or timing of specific equity awards (other than annual awards to non-employee trustees which are made in connection with each annual meeting of Company shareholders). All statements in this Supplement regarding potential grants of equity compensation and potential dilution are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in the Company’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.